Exhibit 99.1

Willdan Announces Retirement of Board Member Keith W. Renken

ANAHEIM, Calif.—(BUSINESS WIRE)—Willdan Group, Inc. (NASDAQ: WLDN) announced today that Keith Renken has retired from his position as a member of the Board of Directors of Willdan effective March 5, 2024, and has reduced its number of directors to seven. Keith has been a member of the Willdan Board of Directors since the company’s initial public offering in 2006. Keith’s experience includes serving as the Senior Partner and Chairman of the Executive Committee of Southern California for Deloitte and Touche through 1992, an Adjunct Professor at the Marshall School of Business at the University of Southern California from 1992 to 2006, and a member of the Board of Directors of several other companies and institutions. Keith’s broad experience and deep financial expertise have been indispensable resources in the growth and development of Willdan from its roots in municipal engineering and financial services through its growth into a national leader in energy solutions for utilities, governments and industry. We are grateful to Keith for his many years of service to Willdan, and will miss his presence on our Board.

“The growth and development of Willdan has been one of the highlights of my career in business” said Mr. Renken. “I’m proud of what the company has achieved since its initial public offering in 2006, and in particular the momentum it has built in recovering from the challenges of the pandemic. I am confident the company has a bright future.”

Tom Brisbin, Chairman of the Board of Willdan, said “We cannot thank Keith enough for all his tremendous contributions to the shareholders and management of Willdan. His steadfast guidance and support has been a key factor in the company’s resilience and growth.”

About Willdan
Willdan is a nationwide provider of professional, technical, and consulting services to utilities, government agencies, and private industry. Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, energy policy planning and advisory, engineering and planning, and municipal financial consulting. For additional information, visit Willdan's website at www.willdan.com.

Forward-Looking Statements
Statements in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors listed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 30, 2022. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

Contacts

Al Kaschalk
Vice President
310-922-5643
akaschalk@willdan.com